EXHIBIT 99.1

BBCN Bancorp Reports 2013 Second Quarter Financial Results

Acquisition of Chicago-Based Foster Bankshares On Track to Complete Early August 2013

Q2 2013 Summary:

  Net income of $22.7 million, or $0.29 per diluted common share
  Total assets increased to $5.86 billion
  Gross loans total $4.52 billion, reflecting a 5% increase year-to-date
  New loan originations of $208 million largely offset by aggregate pay-offs and pay-downs of $190 million
  Total deposits increased to $4.58 billion, including a 2% increase in non-interest bearing demand deposits
  Net interest margin steady with preceding first quarter at 4.49%

LOS ANGELES, July 22, 2013 (GLOBE NEWSWIRE) -- BBCN Bancorp, Inc. (the "Company") (Nasdaq:BBCN), the holding company of BBCN Bank (the "Bank"), today reported net income available to common stockholders of $22.7 million, or $0.29 per diluted common share, for the second quarter of 2013. This reflects increases of 30% and 45%, respectively, over the net income available to common stockholders for the preceding 2013 first quarter and 2012 second quarter.

The Company also announced the receipt of all federal regulatory approvals for the previously announced acquisition of Chicago-based Foster Bankshares, Inc. BBCN anticipates receiving formal written approvals from the California and Illinois banking regulatory agencies shortly, and plans on completing the transaction in early August 2013, subject to the satisfaction of other customary closing conditions. Foster Bank, a wholly owned subsidiary of Foster Bankshares, is a state-chartered bank, operating eight branches in the Chicago metropolitan area and one branch in Annandale, Virginia.

"BBCN's 2013 second quarter financial results demonstrate the stability of our organization's operational performance and core earnings power," said Kevin S. Kim, Chairman and Chief Executive Officer of BBCN Bancorp, Inc. "Pre-tax pre-provision earnings to average assets improved sequentially to 2.60% on an annualized basis, and our net interest margin held steady at 4.49%.

"Quality loan growth remains challenging, given the high demand for fixed-rate commercial real estate loans at extremely competitive rates. We believe it is prudent to remain selective on fixed-rate loan growth in the current environment. Together with a couple of larger loans that funded after the close of the quarter, new loan originations came in lower than originally budgeted. This, however, gives us a solid start on loan growth for the third quarter. We look forward to completing the Foster transaction early next month, which will make BBCN the only Korean-American bank in the Midwest and significantly strengthen our national platform. The steady progress we continue to make gives us greater confidence in our ability to further enhance the value proposition for our customers, employees and shareholders," said Kim.

Financial Highlights

(Dollars in thousands, except per share data)	Three Months Ended
	6/30/2013	3/31/2013	6/30/2012
Net income	$22,671	$17,461	$19,364
Net income available to common stockholders	$22,671	$17,461	$15,593
Diluted earnings per share	$0.29	$0.22	$0.20
Net interest income	$62,103	$59,716	$59,502
Net interest margin	4.49%	4.49%	5.02%
Non-interest income	$10,618	$9,940	$10,222
Non-interest expense	$34,429	$33,275	$31,077
Net loans receivable	$4,446,447	$4,426,778	$3,809,033
Deposits	$4,576,799	$4,555,674	$3,882,680
Non-accrual loans (1)	$44,987	$42,269	$39,567
ALLL to gross loans	1.59%	1.63%	1.69%
ALLL to non-accrual loans (1)	159.32%	173.34%	165.55%
ALLL to nonperforming assets (1)	65.40%	70.07%	72.80%
Provision for loan losses	$800	$7,506	$7,182
Net charge-offs	$2,393	$1,179	$3,986
ROA (2)	1.54%	1.22%	1.52%
ROE (2)	11.58%	9.13%	9.40%
Efficiency ratio	47.34%	47.77%	44.57%

(1) Excludes delinquent SBA loans that are guaranteed and currently in liquidation totaling $21.0 million, $18.6 million and $16.1 million at the close of the 2013 second quarter, 2013 first quarter and 2012 second quarter, respectively.
(2) Based on net income before effects of dividends and discount accretion on preferred stock.

Operating Results for the Second Quarter of 2013

The comparability of BBCN's operating results with past performance is impacted by acquisition accounting adjustments related to the acquisitions of Center Financial Corporation effected November 30, 2011 and Pacific International Bancorp completed February 15, 2013. The Company believes the following supplemental information will be helpful in understanding past financial performance. Operating results for the three months ended June 30, 2013, March 31, 2013 and June 30, 2012 include the following pre-tax acquisition accounting adjustments related to mergers.

The increase (decrease) of major adjustments to pre-tax income is summarized below. The impact which these adjustments have to certain yields and costs are described in subsequent sections of this release.

	Three Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012
Accretion of discount on acquired performing loans	6,637	$4,076	$6,010
Accretion of discount on acquired credit impaired loans	1,032	1,522	1,686
Amortization of premium on acquired FHLB borrowings	92	91	904
Accretion of discount on acquired subordinated debt	(48)	(43)	(36)
Amortization of premium on acquired time deposits	247	438	787
Increase to pre-tax income	$7,960	$6,084	$9,351

In addition to the items listed above, acquisition accounting adjustments had the effect of reducing the yield on acquired securities portfolios.

Net Interest Income and Net Interest Margin. The following table summarizes the reported net interest income before provision for loan losses.

	Three Months Ended
	6/30/2013	3/31/2013	% change	6/30/2012	% change
Net interest income before provision for loan losses	$62,103	$59,716	4%	$59,502	4%

Second quarter 2013 net interest income before provision for loan losses increased 4% over the preceding first quarter and the prior-year second quarter, and is largely attributed to higher levels of interest income on loans as a result of positive loan growth.

The net interest margin (net interest income divided by average interest-earning assets) and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	6/30/2013	3/31/2013	change	6/30/2012	change
Net interest margin, excluding the effect of acquisition accounting adjustments	3.86%	3.97%	(0.11)%	4.15%	(0.29)%
Acquisition accounting adjustments	0.63	0.52	0.11	0.87	(0.24)
Reported net interest margin	4.49%	4.49%	—%	5.02%	(0.53)%

The net interest margin for the 2013 second quarter equaled 4.49%, the same as for the preceding first quarter. On a core basis, excluding the effect of acquisition accounting adjustments, the net interest margin for the second quarter of 2013 decreased by 11 basis points from the preceding first quarter to 3.86%. The decline reflects a modest decline in the core weighted average yield on loans.

Compared with the prior-year period, net interest margin for the 2013 second quarter declined 53 basis points. Excluding the effect of acquisition accounting adjustments, the core net interest margin for the second quarter of 2013 declined 29 basis points from the 2012 second quarter, largely due to decreases in the weighted average yields on loans and investment securities.

The weighted average yield on loans and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	6/30/2013	3/31/2013	change	6/30/2012	change
The weighted average yield on loans, excluding the effect of acquisition accounting adjustments	5.02%	5.15%	(0.13)%	5.59%	(0.57)%
Acquisition accounting adjustments	0.76	0.60	0.16	0.94	(0.18)
Reported weighted average yield on loans	5.78%	5.75%	0.03%	6.53%	(0.75)%

The weighted average yield on loans for the 2013 second quarter increased 3 basis points from the preceding first quarter, but decreased 13 basis points on a core basis, excluding acquisition accounting adjustments. The weighted average yield on new loans originated during the 2013 second quarter was 4.71%, compared with 4.52% for the preceding first quarter.

Compared with the prior-year period, the weighted average yield on loans for the 2013 second quarter decreased 75 basis points and 57 basis points on a core basis, excluding acquisition accounting adjustments. The reductions reflect the year-over-year decline in the market rates.

The composition of fixed and variable rate loans and the associated weighted average contractual rate, excluding the effect of loan discount accretion, is summarized in the following table:

	6/30/2013	3/31/2013	change	6/30/2012	change
Fixed rate loans
As a percentage of total loans	40%	40%	—%	38%	2.00%
Weighted average contractual rate	5.31%	5.47%	(0.16)%	6.25%	(0.94)%
Variable rate loans
As a percentage of total loans	60%	60%	—%	62%	(2.00)%
Weighted average contractual rate	4.50%	4.49%	0.01%	4.60%	(0.10)%

The sequential decrease in the weighted average contractual rate for fixed rate loans for the 2013 second quarter reflects the highly competitive rate environment for fixed rate commercial real estate loans in the current interest rate environment.

The weighted average yield on securities available for sale is summarized in the following table:

	Three Months Ended
	6/30/2013	3/31/2013	change	6/30/2012	change
Weighted average yield on securities available for sale	2.00%	1.98%	0.02%	2.45%	(0.45)%

The weighted average yield on securities available for sale for the 2013 second quarter increased 2 basis points from the preceding first quarter, but declined 45 basis points from the year-ago second quarter.

The weighted average duration and average life of the securities available-for-sale are summarized in the following table:

	Three Months Ended
	6/30/2013	3/31/2013	% change	6/30/2012	% change
Weighted average duration of securities available for sale in years	4.54	3.93	15.52%	3.38	34.32%
Weighted average life of securities available for sale in years	5.11	4.27	19.67%	3.70	38.11%

The weighted average cost of deposits and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	6/30/2013	3/31/2013	change	6/30/2012	change
The weighted average cost of deposits, excluding the effect of acquisition accounting adjustments	0.51%	0.53%	(0.02)%	0.63%	(0.12)%
Acquisition accounting adjustments	(0.02)	(0.04)	0.02	(0.08)	0.06
Reported weighted average cost of deposits	0.49%	0.49%	—%	0.55%	(0.06)%

The weighted average cost of deposits for the 2013 second quarter was stable with the preceding first quarter, but declined 2 basis points on a core basis, excluding the amortization of premium on time deposits assumed in mergers.

Compared with the prior-year period, the weighted average cost of deposits for the 2013 second quarter improved 6 basis points, and improved 12 basis points on a core basis, excluding the effect of premium amortization on time deposits assumed in mergers.

The weighted average cost of FHLB advances and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	6/30/2013	3/31/2013	change	6/30/2012	change
The weighted average cost of FHLB advances, excluding the effect of acquisition accounting adjustments	1.25%	1.27%	(0.02)%	3.08%	(1.83)%
Acquisition accounting adjustments	(0.09)	(0.10)	0.01	(1.13)	1.04
Reported weighted average cost of FHLB advances	1.16%	1.17%	(0.01)%	1.95%	(0.79)%

For the second quarter of 2013, the weighted average cost of FHLB advances declined by just 1 basis point, and 2 basis points on a core basis, excluding the effect of acquisition accounting adjustments. During the 2013 second quarter, the Company added $50.0 million in new FHLB borrowings at a weighted average rate of 0.71%, and the weighted average original maturity of these new borrowings was 4.00 years. These new borrowing replaced 50.0 million of FHLB borrowings, with a weighted average rate of 1.19%, which matured during the second quarter 2013.

Compared with the prior-year period, the weighted average cost of FHLB advances decreased 79 basis points, and declined 183 basis points on a core basis, excluding the effect of acquisition accounting adjustments. The decreases reflect the addition of $415.0 million in new FHLB borrowings at a weighted average rate of 0.59%, which rate is substantially lower than the weighted average rate of the remaining borrowings. The weighted average original maturity of the new borrowings was 2.10 years. In addition, a total of $364.0 million of FHLB borrowings, with a weighted average rate of 1.13%, matured over the past twelve months.

Non-interest Income.  Total non-interest income for the 2013 second quarter amounted to $10.6 million, reflecting a 7% increase over the preceding first quarter and a 4% increase over the prior-year second quarter.

The various non-interest income items are summarized in the following table:

(In thousands)	Three Months Ended
	6/30/2013	3/31/2013	% change	6/30/2012	% change
Service fees on deposit accounts	$2,922	$2,875	2%	$3,269	(11)%
Net gains on sales of SBA loans	3,295	2,694	22%	2,463	34%
Net gains on sale of other loans	19	43	(56)%	146	(87)%
Net gain on sales of securities available for sale	—	54	(100)%	—	—%
Net valuation gains on interest swaps and caps	—	—	—%	10	(100)%
Net gains (losses) on sales of OREO	(11)	2	(650)%	(8)	38%
Other income and fees	4,393	4,272	3%	4,342	1%
Total non-interest income	$10,618	$9,940	7%	$10,222	4%

The increase in non-interest income is predominantly attributed to a higher net gain on sale of SBA loans totaling $3.3 million for the 2013 second quarter, when compared with the gains posted in the preceding and prior-year quarters. Net gains on sales of SBA loans totaled $3.3 million, $2.7 million and $2.5 million for the 2013 second quarter, 2013 first quarter and 2012 second quarter, respectively. During the 2013 second quarter, the Company sold $33.8 million in SBA loans to the secondary market.

Non-interest Expense.  Total non-interest expense for the second quarter of 2013 amounted to $34.4 million, reflecting a 3% increase over the preceding first quarter and a 10% increase over the prior-year second quarter.

The various non-interest expense items are summarized in the following table:

(In thousands)	Three Months Ended
	6/30/2013	3/31/2013	% change	6/30/2012	% change
Salaries and employee benefits	$16,219	$16,332	(1)%	$14,658	11%
Occupancy	4,835	4,011	21%	4,232	14%
Furniture and equipment	1,613	1,573	3%	1,468	10%
Advertising and marketing	1,190	1,273	(7)%	1,525	(22)%
Data processing and communications	1,861	1,644	13%	1,573	18%
Professional fees	1,443	1,301	11%	1,069	35%
FDIC assessment	858	694	24%	51	1,582%
Merger and integration expenses	385	1,305	(70)%	1,348	(71)%
Other	6,025	5,142	17%	5,153	17%
Total non-interest expense	$34,429	$33,275	3%	$31,077	11%

Salaries and benefits expense for the 2013 second quarter declined 1% when compared with the preceding first quarter. One-time management transition costs incurred during the first quarter was largely offset by a full quarter's impact in the increase in full-time equivalent employees (FTEs) as a result of the Pacific International transaction completed on February 15, 2013.

Compared with the prior-year second quarter, salaries and benefits expense for the 2013 second quarter rose 11%. The number of FTEs was 749, 762, and 653 as of June 30, 2013, March 31, 2013, and June 30, 2012, respectively.

Operating results were impacted by merger and integration related expenses, which totaled $385,000, $1.3 million and $1.3 million, for the 2013 second quarter, 2013 first quarter and 2012 second quarter, respectively. Merger and integration related expenses for the 2013 second quarter included expenses associated with the integration of Pacific International Bancorp and the pending acquisition of Foster Bankshares, Inc.

Income Tax Provision. The effective tax rate for the 2013 second quarter was 39.5%, compared with 39.5% for preceding first quarter and 38.5% for the 2012 second quarter.

Balance Sheet Summary

Gross loans receivable totaled $4.52 billion at June 30, 2013, a slight increase over $4.50 billion at March 31, 2013 and an increase of 17% over $3.87 billion a year earlier at June 30, 2012. Total new loan originations during the second quarter of 2013 amounted to $208.0 million, including SBA loan originations of $42.7 million.

Sales of SBA loans to the secondary market and gains derived from those sales are based substantially on the production of SBA 7(a) loans. Production of SBA 7(a) loans amounted to $32.3 million for the second quarter of 2013, compared with $31.7 million for the preceding first quarter. During the 2013 second quarter, the Company sold $33.8 million of its SBA loans held for sale.

Aggregate loan pay-offs, pay-downs, amortization and other adjustments for the 2013 second quarter totaled $189.9 million, up considerably when compared with $147.6 million for the preceding first quarter and $104.1 million for the year-ago second quarter.

Total deposits amounted to $4.58 billion at June 30, 2013, compared with $4.56 billion at March 31, 2013 and $3.88 billion a year earlier at June 30, 2012. The increase over the preceding first quarter reflects higher balances in non-interest bearing demand deposits and jumbo time deposits. Non-interest bearing deposits at June 30, 2013 totaled $1.21 billion and accounted for 26% of total deposits.

Credit Quality

The provision for loan losses for the 2013 second quarter was $800,000, compared with $7.5 million for the preceding first quarter and $7.2 million for prior-year second quarter.

For a more detailed understanding of the changes in the Allowance for Loan and Lease Losses ("ALLL"), the composition of the ALLL has been segmented for disclosure purposes between loans accounted for under the amortized cost method (referred to as "Legacy Loans") and loans acquired in mergers and acquisitions (referred to as "Acquired Loans"). The Acquired Loans are further segregated between performing and credit impaired loans.

The composition of ALLL for the three months ended June 30, 2013, March 31, 2013 and June 30, 2012 is as follows:

(dollars in thousands)	6/30/2013	3/31/2013	6/30/2012
Legacy Loans (1)	$61,316	$62,469	$62,397
Acquired Loans - Performing Loans (2)	5,825	6,265	1,194
Acquired Loans - Credit Impaired Loans (2)	4,534	4,534	1,914
Total ALLL	$71,675	$73,268	$65,505

Gross loans, net of deferred loan fees and costs	$4,518,122	$4,500,046	$3,874,538
ALLL coverage ratio	1.59%	1.63%	1.69%

(1) Legacy Loans include loans originated by the Bank's predecessor bank, loans originated by BBCN, and loans that were acquired and that have been refinanced as new loans.

(2) Acquired Loans were marked to fair value at acquisition date, and their allowance for loan losses reflect provisions for credit deterioration since the acquisition date.

Following are the Special Mention, Classified and Total Criticized loan balances as of June 30, 2013, March 31, 2013 and June 30, 2012:

(dollars in thousands)	6/30/2013	3/31/2013	6/30/2012
Special Mention (1)	$108,788	$112,403	$109,387
Classified (1)	$220,677	$229,354	$204,709
Total Criticized	$329,465	$341,757	$314,096

(1) Balances include Acquired Loans which were marked to fair value on the date of acquisition.

Nonperforming loans (defined by the Company as loans past due 90 days or more and on non-accrual status, acquired loans past due 90 days or more and on accrual status, and accruing restructured loans) at June 30, 2013 totaled $100.0 million, or 2.21% of total loans, a slight increase when compared with $96.1 million, or 2.14% of total loans, at March 31, 2013. Nonperforming assets at June 30, 2013 amounted to $109.6 million, or 1.87% of total assets, compared with $104.6 million, or 1.79% of total assets, at March 31, 2013.

Net loan charge-offs for the second quarter of 2013 totaled $2.4 million, or 0.21% of average loans on an annualized basis, compared with $1.2 million, or 0.11%, for the preceding first quarter.

The allowance for loan losses at June 30, 2013 was $71.7 million, or 1.59% of gross loans receivable (excluding loans held for sale), compared with $73.3 million, or 1.63%, at March 31, 2013.   The coverage ratio of the allowance for loan losses to nonperforming loans (excluding acquired loans past due 90 days or more on accrual status) was 88.3% at June 30, 2013, compared with 98.3% at March 31, 2013.

Impaired loans (defined as loans for which it is probable that not all principal and interest payments due will be collectible in accordance with the contractual terms) decreased 4% to $98.2 million at June 30, 2013 from $102.0 at March 31, 2013.

Specific reserves for impaired loans at June 30, 2013 totaled $15.1 million, or 15.4% of the aggregate impaired loan amount, compared with $15.1 million, or 14.8% of the aggregate impaired loan amount, at March 31, 2013. Excluding specific reserves for impaired loans, the allowance coverage on the remaining loan portfolio was 1.28% at June 30, 2013, compared with 1.32% at March 31, 2013.

Capital

At June 30, 2013, the Company continued to exceed all regulatory capital requirements to be classified as a "well-capitalized" institution, as summarized in the following table.

	6/30/2013	3/31/2013	6/30/2012
Leverage Ratio	12.61%	12.64%	12.97%
Tier 1 Risk-based Ratio	14.89%	14.62%	15.54%
Total Risk-based Ratio	16.14%	15.88%	16.80%

Tangible common equity per share and as a percentage of tangible assets continued to improve over prior comparable periods, as summarized in the following table:

	6/30/2013	3/31/2013	6/30/2012
Tangible common equity per share (1)	$8.65	$8.57	$7.94
Tangible common equity to tangible assets (1)	11.88%	11.77%	12.49%

(1)  Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and net other intangible assets divided by total assets less goodwill and net other intangible assets. Management reviews tangible common equity to tangible assets in evaluating the Company's capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital. The accompanying financial information includes a reconciliation of the ratio of tangible common equity to tangible assets with stockholders' equity and total assets.

Investor Conference Call

The Company will host an investor conference call on Tuesday, July 23, 2013 at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time to review financial results for the second quarter of 2013. Investors and analysts may access the conference call by dialing 800-299-9630 (domestic) or 617-786-2904 (international), passcode 57949239. Other interested parties are invited to listen to a live webcast of the call available at the Investor Relations section of BBCN Bancorp's website at BBCNbank.com.

After the live webcast, a replay will be archived in the Investor Relations section of BBCN Bancorp's website for one year. A telephonic replay of the call will be available at 888-286-8010 (domestic) or 617-801-6888 (international) through July 30, 2013, passcode 70185604.

About BBCN Bancorp, Inc.

BBCN Bancorp, Inc. is the holding company of BBCN Bank, the largest Korean-American bank in the nation with $5.9 billion in assets as of June 30, 2013. Headquartered in Los Angeles and serving a diverse mix of customers mirroring its communities, BBCN operates 45 branches in California, New York, New Jersey, Washington and Illinois, along with six loan production offices in Seattle, Denver, Dallas, Atlanta, Northern California and Annandale, Virginia. BBCN specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. BBCN Bank is a California-chartered bank and its deposits are insured by the FDIC to the extent provided by law. BBCN is an Equal Opportunity Lender.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include but are not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company's financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussions of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

(tables follow)

BBCN Bancorp, Inc.
Consolidated Statements of Financial Condition
Unaudited (Dollars in Thousands, Except per Share Data)

Assets	6/30/2013	3/31/2013	% change	12/31/2012	% change	6/30/2012	% change

Cash and due from banks	$ 296,330	$ 280,813	6%	$ 312,916	-5%	$ 179,621	65%
Securities available for sale, at fair value	725,239	717,441	1%	704,403	3%	666,852	9%
Federal Home Loan Bank and Federal Reserve Bank stock	26,261	24,308	8%	22,495	17%	24,778	6%
Loans held for sale, at the lower of cost or fair value	43,111	48,941	-12%	51,635	-17%	32,590	32%
Loans receivable	4,518,122	4,500,046	0%	4,296,252	5%	3,874,538	17%
Allowance for loan losses	(71,675)	(73,268)	2%	(66,941)	-7%	(65,505)	9%
Net loans receivable	4,446,447	4,426,778	0%	4,229,311	5%	3,809,033	17%
Accrued interest receivable	13,054	13,271	-2%	12,117	8%	12,062	8%
Premises and equipment, net	23,226	22,960	1%	22,609	3%	21,805	7%
Bank owned life insurance	44,400	44,079	1%	43,767	1%	43,119	3%
Goodwill	92,288	93,404	-1%	89,878	3%	89,882	3%
Other intangible assets, net	3,125	3,401	-8%	3,033	3%	3,636	-14%
Other assets	149,533	158,201	-5%	148,497	1%	166,027	-10%
Total assets	$ 5,863,014	$ 5,833,597	1%	$ 5,640,661	4%	$ 5,049,405	16%

Liabilities

Deposits	$ 4,576,799	$ 4,555,674	0%	$ 4,384,035	4%	$ 3,882,680	18%
Borrowings from Federal Home Loan Bank	421,539	421,632	0%	420,722	0%	371,143	14%
Subordinated debentures	41,920	45,996	-9%	41,846	0%	41,772	0%
Accrued interest payable	4,499	4,325	4%	4,355	3%	5,924	-24%
Other liabilities	37,232	33,695	10%	38,599	-4%	32,425	15%
Total liabilities	5,081,989	5,061,322	0%	4,889,557	4%	4,333,944	17%

Stockholders' Equity

Common stock, $0.001 par value; authorized, 150,000,000 shares at June 30, 2013, December 31, 2012 and June 30, 2012; issued and outstanding, 79,205,840, 78,812,140, 78,041,511, and 78,014,107 at June 30, 2013, March , 31, 2013, December 31, 2012, and June 30, 2012, respectively	79	79	0%	78	1%	78	1%
Capital surplus	537,085	535,091	0%	525,354	2%	525,985	2%
Retained earnings	248,866	230,149	8%	216,590	15%	180,567	38%
Accumulated other comprehensive income, net	(5,005)	6,956	-172%	9,082	-155%	8,831	-157%
Total stockholders' equity	781,025	772,275	1%	751,104	4%	715,461	9%

Total liabilities and stockholders' equity	$ 5,863,014	$ 5,833,597	1%	$ 5,640,661	4%	$ 5,049,405	16%

	Three Months Ended					Six Months Ended
	6/30/2013	3/31/2013	% change	6/30/2012	% change	6/30/2013	6/30/2012	% change

Interest income:
Interest and fees on loans	$ 65,473	$ 63,029	4%	$ 62,504	5%	$ 128,502	$ 125,923	2%
Interest on securities	3,526	3,427	3%	4,249	-17%	6,953	9,158	-24%
Interest on federal funds sold and other investments	380	287	32%	190	100%	667	417	60%
Total interest income	69,379	66,743	4%	66,943	4%	136,122	135,498	0%

Interest expense:
Interest on deposits	5,647	5,408	4%	5,245	8%	11,055	10,648	4%
Interest on other borrowings	1,629	1,619	1%	2,196	-26%	3,248	4,489	-28%
Total interest expense	7,276	7,027	4%	7,441	-2%	14,303	15,137	-6%

Net interest income before provision for loan losses	62,103	59,716	4%	59,502	4%	121,819	120,361	1%
Provision for loan losses	800	7,506	-89%	7,182	-89%	8,306	9,782	-15%
Net interest income after provision for loan losses	61,303	52,210	17%	52,320	17%	113,513	110,579	3%

Non-interest income:
Service fees on deposit accounts	2,922	2,875	2%	3,269	-11%	5,797	6,429	-10%
Net gains on sales of SBA loans	3,295	2,694	22%	2,463	34%	5,989	5,426	10%
Net gains on sales of other loans	19	43	-56%	146	-87%	62	146	-58%
Net gains on sales of securities available-for-sale	--	54	-100%	--	0%	54	816	-93%
Net valuation gains on interest swaps and caps	--	--	0%	10	-100%	--	13	-100%
Net gains(loss) on sales of OREO	(11)	2	-650%	(8)	38%	(9)	53	-117%
Other income and fees	4,393	4,272	3%	4,342	1%	8,665	8,984	-4%
Total non-interest income	10,618	9,940	7%	10,222	4%	20,558	21,867	-6%

Non-interest expense:
Salaries and employee benefits	16,219	16,332	-1%	14,658	11%	32,551	28,737	13%
Occupancy	4,835	4,011	21%	4,232	14%	8,846	7,878	12%
Furniture and equipment	1,613	1,573	3%	1,468	10%	3,186	2,686	19%
Advertising and marketing	1,190	1,273	-7%	1,525	-22%	2,463	2,983	-17%
Data processing and communications	1,861	1,644	13%	1,573	18%	3,505	3,184	10%
Professional fees	1,443	1,301	11%	1,069	35%	2,744	1,682	63%
FDIC assessment	858	694	24%	51	1582%	1,552	1,088	43%
Merger and integration expenses	385	1,305	-70%	1,348	-71%	1,690	3,121	-46%
Other	6,025	5,142	17%	5,153	17%	11,167	10,153	10%
Total non-interest expense	34,429	33,275	3%	31,077	11%	67,704	61,512	10%
Income before income taxes	37,492	28,875	30%	31,465	19%	66,367	70,934	-6%
Income tax provision	14,821	11,414	30%	12,101	22%	26,235	27,636	-5%
Net income	$ 22,671	$ 17,461	30%	$ 19,364	17%	$ 40,132	$ 43,298	-7%
Dividends and discount accretion on preferred stock	$ --	$ --	0%	$ (3,771)	-100%	$ --	$ (5,640)	-100%
Net income available to common stockholders	$ 22,671	$ 17,461	30%	$ 15,593	45%	$ 40,132	$ 37,658	7%

Earnings Per Common Share:
Basic	$ 0.29	$ 0.22		$ 0.20		$ 0.51	$ 0.48
Diluted	$ 0.29	$ 0.22		$ 0.20		$ 0.51	$ 0.48

Average Shares Outstanding:
Basic	79,062,233	78,389,434		78,007,270		78,746,444	77,997,305
Diluted	79,236,732	78,480,671		78,141,527		79,000,811	78,121,259

	Three months ended					Six Months Ended
	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012	6/30/2013	6/30/2012

Net Income	$ 22,671	$ 17,461	$ 21,527	$ 18,398	$ 19,364	$ 40,132	$ 43,298
Add back: Income tax	14,821	11,414	14,947	11,827	12,101	26,235	27,636
Add back: Provision for loan losses	800	7,506	2,422	6,900	7,182	8,306	9,782
Pre-tax, pre-provision income (PTPP) [1]	$ 38,292	$ 36,381	$ 38,896	$ 37,125	$ 38,647	$ 74,673	$ 80,716
PTPP to average assets (annualized)	2.60%	2.54%	2.83%	2.87%	3.03%	2.57%	3.15%

[1] While pre-tax, pre-provision income is a non-GAAP performance measure, we believe it is a useful measure in analyzing underlying performance trends, particularly in times of economic stress. It is the level of earnings adjusted to exclude the impact of income tax and provision expense.

	(Annualized) At or for the Three Months Ended					(Annualized) At or for the Six Months Ended
Profitability measures:	6/30/2013	3/31/2013	6/30/2012			6/30/2013	6/30/2012
ROA [2]	1.54%	1.22%	1.52%			1.38%	1.69%
ROE [2]	11.58%	9.13%	9.40%			10.37%	10.62%
Return on average tangible equity [2,3]	13.21%	10.42%	10.61%			11.83%	12.01%
Net interest margin	4.49%	4.49%	5.02%			4.49%	5.07%
Efficiency ratio	47.34%	47.77%	44.57%			47.55%	43.25%

[2] based on net income before effect of dividends and discount accretion on preferred stock
[3] Average tangible equity is calculated by subtracting average goodwill and average other intangibles from average stockholders' equity. This is non-GAAP measure that we believe provides investors wth information that is useful in understanding our financial performance and position.

	Three Months Ended			Three Months Ended			Three Months Ended
	6/30/2013			3/31/2013			6/30/2012
		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans, includes loans held for sale	$ 4,546,461	$ 65,473	5.78%	$ 4,444,320	$ 63,029	5.75%	$ 3,847,921	$ 62,504	6.53%
Securities available for sale	705,479	3,526	2.00%	691,984	3,427	1.98%	692,399	4,249	2.45%
FRB and FHLB stock and other investments	296,788	380	0.51%	257,526	287	0.45%	203,935	160	0.31%
Federal funds sold	--	--	0.00%	--	--	0.00%	19,794	30	0.59%
Total interest earning assets	$ 5,548,728	$ 69,379	5.01%	$ 5,393,830	$ 66,743	5.01%	$ 4,764,049	$ 66,943	5.65%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$ 1,285,768	$ 1,937	0.60%	$ 1,265,967	$ 1,873	0.60%	$ 1,184,339	$ 1,849	0.63%
Savings	185,584	721	1.56%	186,189	754	1.64%	187,872	830	1.78%
Time deposits:
$100,000 or more	1,252,934	1,975	0.63%	1,161,322	1,730	0.60%	807,803	1,498	0.75%
Other	652,766	1,013	0.62%	695,802	1,052	0.61%	652,937	1,068	0.66%
Total time deposits	1,905,700	2,988	0.63%	1,857,124	2,782	0.61%	1,460,740	2,566	0.71%
Total interest bearing deposits	3,377,052	5,646	0.67%	3,309,280	5,409	0.66%	2,832,951	5,245	0.74%
FHLB advances	421,595	1,218	1.16%	422,944	1,224	1.17%	329,066	1,603	1.95%
Other borrowings	43,559	411	3.73%	42,264	395	3.74%	47,488	593	4.95%
Total interest bearing liabilities	3,842,206	$ 7,275	0.76%	3,774,488	$ 7,028	0.75%	3,209,505	$ 7,441	0.93%
Non-interest bearing demand deposits	1,214,984			1,138,690			1,021,805
Total funding liabilities / cost of funds	$ 5,057,190		0.58%	$ 4,913,178		0.58%	$ 4,231,310		0.71%
Net interest income / net interest spread		$ 62,104	4.25%		$ 59,715	4.26%		$ 59,502	4.72%
Net interest margin			4.49%			4.49%			5.02%
Net interest margin, excluding effect of non-accrual loan income (expense)			4.49%			4.47%			5.06%
Net interest margin, excluding effect of non-accrual loan income (expense) and prepayment fee income			4.47%			4.46%			5.04%

Non-accrual loan income (reversed) recognized		$ (77)			$ 236			$ (400)
Prepayment fee income received		306			63			198
Net		$ 229			$ 299			$ (202)

Cost of deposits:
Non-interest bearing demand deposits	$ 1,214,984	$ --		$ 1,138,690	$ --		$ 1,021,805	$ --
Interest bearing deposits	3,377,052	5,646	0.66%	3,309,280	5,409	0.66%	2,832,951	5,245	0.74%
Total deposits	$ 4,592,036	$ 5,646	0.49%	$ 4,447,970	$ 5,409	0.49%	$ 3,854,756	$ 5,245	0.55%

	Six Months Ended			Six Months Ended
	6/30/2013			6/30/2012
		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans, includes loans held for sale	$ 4,495,673	$ 128,502	5.76%	$ 3,812,708	$ 125,923	6.64%
Securities available for sale	698,769	6,953	1.99%	709,063	9,158	2.58%
FRB and FHLB stock and other investments	277,266	667	0.48%	230,789	339	0.29%
Federal funds sold	--	--	N/A	22,787	78	0.68%
Total interest earning assets	$ 5,471,708	$ 136,122	5.01%	$ 4,775,347	$ 135,498	5.70%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$ 1,275,922	$ 3,809	0.60%	$ 1,208,551	$ 3,973	0.66%
Savings	185,885	1,475	1.60%	191,902	1,752	1.84%
Time deposits:
$100,000 or more	1,207,381	3,705	0.62%	787,468	2,895	0.74%
Other	674,165	2,065	0.62%	687,979	2,029	0.59%
Total time deposits	1,881,546	5,770	0.62%	1,475,447	4,924	0.67%
Total interest bearing deposits	3,343,353	11,054	0.67%	2,875,900	10,649	0.74%
FHLB advances	422,266	2,442	1.17%	334,515	3,229	1.94%
Other borrowings	42,915	806	3.74%	48,798	1,260	5.11%
Total interest bearing liabilities	3,808,534	$ 14,302	0.76%	3,259,213	$ 15,138	0.93%
Non-interest bearing demand deposits	1,177,048			1,003,307
Total funding liabilities / cost of funds	$ 4,985,582		0.58%	$ 4,262,520		0.71%
Net interest income / net interest spread		$ 121,820	4.25%		$ 120,360	4.77%
Net interest margin			4.49%			5.07%
Net interest margin, excluding effect of non-accrual loan income(expense)			4.48%			5.10%
Net interest margin, excluding effect of non-accrual loan income(expense) and prepayment fee income			4.47%			5.09%

Non-accrual loan income (reversed) recognized		$ 160			$ (749)
Prepayment fee income received		369			314
Net		$ 529			$ (435)

Cost of deposits:
Non-interest bearing demand deposits	$ 1,177,048	$ --		$ 1,003,307	$ --
Interest bearing deposits	3,343,353	11,054	0.67%	2,875,900	10,649	0.74%
Total deposits	$ 4,520,401	$ 11,054	0.49%	$ 3,879,207	$ 10,649	0.55%

	For the Three Months Ended					Six Months Ended
	6/30/2013	3/31/2013	% change	6/30/2012	% change	6/30/2013	6/30/2012	% change
AVERAGE BALANCES
Gross loans, includes loans held for sale	$ 4,546,461	$ 4,444,320	2%	$ 3,847,921	18%	4,495,673	3,812,708	18%
Investments	1,002,267	949,510	6%	916,128	9%	976,035	962,639	1%
Interest-earning assets	5,548,728	5,393,830	3%	4,764,049	16%	5,471,708	4,775,347	15%
Total assets	5,880,737	5,727,738	3%	5,102,769	15%	5,804,577	5,121,082	13%

Interest-bearing deposits	3,377,052	3,309,280	2%	2,832,951	19%	3,343,353	2,875,900	16%
Interest-bearing liabilities	3,842,206	3,774,488	2%	3,209,505	20%	3,808,534	3,259,213	17%
Non-interest-bearing demand deposits	1,214,984	1,138,690	7%	1,021,805	19%	1,177,048	1,003,307	17%
Stockholders' Equity	783,181	765,230	2%	823,839	-5%	774,257	815,111	-5%
Net interest earning assets	1,706,522	1,619,342	5%	1,554,544	10%	1,663,174	1,516,134	10%

LOAN PORTFOLIO COMPOSITION:	6/30/2013	3/31/2013	% change	12/31/2012	% change	6/30/2012	% change

Commercial loans	$ 1,060,196	$ 1,078,253	-2%	$ 1,073,625	-1%	$ 1,053,319	1%
Real estate loans	3,412,620	3,374,732	1%	3,174,759	7%	2,762,944	24%
Consumer and other loans	47,088	48,881	-4%	49,954	-6%	60,732	-22%
Loans outstanding	4,519,904	4,501,866	0%	4,298,338	5%	3,876,995	17%
Unamortized deferred loan fees - net of costs	(1,782)	(1,820)	2%	(2,086)	15%	(2,457)	-27%
Loans, net of deferred loan fees and costs	4,518,122	4,500,046	0%	4,296,252	5%	3,874,538	17%
Allowance for loan losses	(71,675)	(73,268)	2%	(66,941)	-7%	(65,505)	9%
Loan receivable, net	$ 4,446,447	$ 4,426,778	0%	$ 4,229,311	5%	$ 3,809,033	17%

REAL ESTATE LOANS BY PROPERTY TYPE:	6/30/2013	3/31/2013	% change	12/31/2012	% change	6/30/2012	% change
Retail buildings	$ 939,442	$ 914,809	3%	$ 868,567	8%	$ 808,172	16%
Hotels/motels	662,011	642,470	3%	609,076	9%	457,088	45%
Gas stations/ car washes	486,282	483,151	1%	428,997	13%	423,344	15%
Mixed-use facilities	284,328	303,286	-6%	294,421	-3%	221,865	28%
Warehouses	352,693	356,724	-1%	340,433	4%	296,174	19%
Multifamily	150,360	147,383	2%	142,610	5%	118,277	27%
Other	537,504	526,909	2%	490,655	10%	438,140	23%
Total	$ 3,412,620	$ 3,374,732	1%	$ 3,174,759	7%	$ 2,762,944	24%

DEPOSIT COMPOSITION	6/30/2013	3/31/2013	% Change	12/31/2012	% Change	6/30/2012	% Change
Non-interest-bearing demand deposits	$ 1,210,563	$ 1,182,509	2%	$ 1,184,285	2%	$ 1,064,013	14%
Money market and other	1,261,905	1,269,388	-1%	1,248,304	1%	1,143,329	10%
Saving deposits	181,672	192,208	-5%	180,686	1%	183,087	-1%
Time deposits of $100,000 or more	1,276,147	1,237,366	3%	1,088,611	17%	834,719	53%
Other time deposits	646,512	674,203	-4%	682,149	-5%	657,532	-2%
Total deposit balances	$ 4,576,799	$ 4,555,674	0%	$ 4,384,035	4%	$ 3,882,680	18%

DEPOSIT COMPOSITION (%)	6/30/2013	3/31/2013	12/31/2012	6/30/2012
Non-interest-bearing demand deposits	26.4%	26.0%	27.0%	27.4%
Money market and other	27.6%	27.9%	28.6%	29.4%
Saving deposits	4.0%	4.2%	4.1%	4.7%
Time deposits of $100,000 or more	27.9%	27.2%	24.8%	21.5%
Other time deposits	14.1%	14.8%	15.6%	16.9%
Total deposit balances	100.0%	100.0%	100.0%	100.0%

CAPITAL RATIOS	6/30/2013	3/31/2013	12/31/2012	6/30/2012
Total stockholders' equity	$ 781,025	$ 772,275	$ 751,104	$ 715,461
Tier 1 risk-based capital ratio	14.89%	14.62%	14.91%	15.54%
Total risk-based capital ratio	16.14%	15.88%	16.16%	16.80%
Tier 1 leverage ratio	12.61%	12.64%	12.76%	12.97%
Book value per common share	$ 9.86	$ 9.79	$ 9.62	$ 9.14
Tangible common equity per share[4]	$ 8.65	$ 8.57	$ 8.43	$ 7.94
Tangible common equity to tangible assets[4]	11.88%	11.77%	11.86%	12.49%

[4] Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and other intangible assets, net divided by total assets less goodwill and other intangible assets, net. Management reviews tangible common equity to tangible assets in evaluating the Company's capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital.

Reconciliation of GAAP financial measures to non-GAAP financial measures:

	6/30/2013	3/31/2013	12/31/2012	6/30/2012
Total stockholders' equity	$ 781,025	$ 772,275	$ 751,104	$ 715,461
Less: Common stock warrant	(378)	(378)	(378)	(2,760)
Goodwill and other intangible assets, net	(95,413)	(96,805)	(92,911)	(93,518)
Tangible common equity	$ 685,234	$ 675,092	$ 657,815	$ 619,183

Total assets	$ 5,863,014	$ 5,833,597	$ 5,640,661	$ 5,049,405
Less: Goodwill and other intangible assets, net	(95,413)	(96,805)	(92,911)	(93,518)
Tangible assets	$ 5,767,601	$ 5,736,792	$ 5,547,750	$ 4,955,887

Common shares outstanding	79,205,840	78,812,140	78,041,511	78,014,107

Tangible common equity to tangible assets	11.88%	11.77%	11.86%	12.49%
Tangible common equity per share	$ 8.65	$ 8.57	$ 8.43	$ 7.94

	For the Three Months Ended					Six Months Ended
ALLOWANCE FOR LOAN LOSSES:	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012	6/30/2013	6/30/2012
Balance at beginning of period	$ 73,268	$ 66,941	$ 65,952	$ 65,505	$ 62,309	$ 66,941	$ 61,952
Provision for loan losses	800	7,506	2,422	6,900	7,182	8,306	9,782
Recoveries	507	250	587	1,316	1,623	757	2,762
Charge offs	(2,900)	(1,429)	(2,020)	(7,769)	(5,609)	(4,329)	(8,991)
Balance at end of period	$ 71,675	$ 73,268	$ 66,941	$ 65,952	$ 65,505	$ 71,675	$ 65,505
Net charge-off/average gross loans (annualized)	0.21%	0.11%	0.13%	0.64%	0.41%	0.16%	0.33%

	For the Three Months Ended					Six Months Ended
NET CHARGED OFF LOANS BY TYPE	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012	6/30/2013	6/30/2012

Real estate loans	$ 744	$ 1,014	$ 651	$ 1,101	$ 1,377	$ 1,758	$ 2,987
Commercial loans	1,684	150	627	5,403	2,158	1,834	2,789
Consumer loans	(35)	15	155	(51)	451	(20)	453
Total net charge-offs	$ 2,393	$ 1,179	$ 1,433	$ 6,453	$ 3,986	$ 3,572	$ 6,229

NON-PERFORMING ASSETS	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012
Delinquent loans 90 days or more on non-accrual status	$ 44,987	$ 42,269	$ 29,653	$ 29,369	$ 39,567
Delinquent loans 90 days or more on accrual status[5]	18,786	21,621	17,742	22,454	20,708
Accruing restructured loans	36,225	32,249	29,839	22,175	22,994
Total non-performing loans	99,998	96,139	77,234	73,998	83,269
Other real estate owned	9,596	8,419	2,698	4,135	6,712
Total non-performing assets	$ 109,594	$ 104,558	$ 79,932	$ 78,133	$ 89,981
Non-performing assets/ total assets	1.87%	1.79%	1.42%	1.47%	1.78%				--
Non-performing assets/ gross loans & OREO	2.42%	2.32%	1.86%	1.92%	2.32%
Non-performing assets/ total capital	14.03%	13.54%	10.64%	10.64%	12.58%
Non-performing loans/gross loans	2.21%	2.14%	1.80%	1.82%	2.15%
Non-accrual loans/gross loans	1.00%	0.94%	0.69%	0.72%	1.02%
Allowance for loan losses/ gross loans	1.59%	1.63%	1.56%	1.62%	1.69%
Allowance for loan losses/ non-accrual loans	159.32%	173.34%	225.75%	224.56%	165.55%
Allowance for loan losses/ non-performing loans (excludes delinquent loans 90 days or more on accrual status5)	88.26%	98.32%	112.52%	127.95%	104.71%
Allowance for loan losses/ non-performing assets	65.40%	70.07%	83.75%	84.41%	72.80%

[5] All such loans represent acquired loans that were originally recorded at fair value upon acquisition. These loans are considered to be accruing as we can reasonably estimate future cash flows on acquired loans and we expect to fully collect the carrying value of these loans. Therefore, we are accreting the difference between the carrying value of these loans and their expected cash flows.

BREAKDOWN OF ACCRUING RESTRUCTURED LOANS BY TYPE:	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012
Retail buildings	$ 6,812	$ 2,556	$ 3,301	$ 1,915	$ 1,526
Hotels/motels	8,623	8,701	8,774	8,841	8,909
Gas stations/ car washes	--	--	--	--	--
Mixed-use facilities	811	816	--	--	2,312
Warehouses	489	492	494	1,045	1,052
Multifamily	--	3,247	3,247	--	--
Other[6]	19,490	16,437	14,023	10,374	9,195
Total	$ 36,225	$ 32,249	$ 29,839	$ 22,175	$ 22,994
[6] Includes commercial business and other loans

DELINQUENT LOANS LESS THAN 90 DAYS PAST DUE	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012

Legacy
30 - 59 days	$ 2,056	$ 1,174	$ 968	$ 3,056	$ 5,479
60 - 89 days	85	2,411	349	517	833
Total delinquent loans less than 90 days past due - legacy[7]	$ 2,141	$ 3,585	$ 1,317	$ 3,573	$ 6,312

Acquired
30 - 59 days	$ 8,590	$ 22,552	$ 7,411	$ 4,062	$ 3,601
60 - 89 days	5,574	3,848	16,835	2,438	6,080
Total delinquent loans less than 90 days past due - acquired[7]	$ 14,164	$ 26,400	$ 24,246	$ 6,500	$ 9,681

Total delinquent loans less than 90 days past due[7]	$ 16,305	$ 29,985	$ 25,563	$ 10,073	$ 15,993

DELINQUENT LOANS LESS THAN 90 DAYS PAST DUE BY TYPE	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012

Legacy
Real estate loans	$ 853	$ 2,870	$ 595	$ 2,448	$ 5,269
Commercial loans	1,267	692	532	1,108	1,027
Consumer loans	21	23	190	17	16
Total delinquent loans less than 90 days past due - legacy[7]	$ 2,141	$ 3,585	$ 1,317	$ 3,573	$ 6,312

Acquired
Real estate loans	$ 11,433	$ 14,437	$ 21,598	$ 3,813	$ 6,631
Commercial loans	2,461	11,294	2,533	2,318	2,422
Consumer loans	270	669	115	369	628
Total delinquent loans less than 90 days past due - acquired[7]	$ 14,164	$ 26,400	$ 24,246	$ 6,500	$ 9,681

Total delinquent loans less than 90 days past due[7]	$ 16,305	$ 29,985	$ 25,563	$ 10,073	$ 15,993

NON-ACCRUAL LOANS BY TYPE	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012

Real estate loans	$ 34,577	$ 33,751	$ 20,430	$ 22,254	$ 27,822
Commercial loans	9,629	7,591	8,253	6,208	11,463
Consumer loans	781	927	970	907	282
Total non-accrual loans[7]	$ 44,987	$ 42,269	$ 29,653	$ 29,369	$ 39,567

CRITICIZED LOANS	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012
Legacy
Special mention	$ 66,774	$ 59,681	$ 25,279	$ 32,708	$ 48,701
Substandard	97,692	94,303	94,335	92,091	88,537
Doubtful	152	455	474	597	5,530
Loss	--	22	--	--	--
Total criticized loans - legacy[7]	$ 164,618	$ 154,461	$ 120,088	$ 125,396	$ 142,768

Acquired
Special mention	$ 42,014	$ 52,722	$ 54,310	$ 61,951	$ 60,686
Substandard	121,758	133,398	113,610	95,387	110,370
Doubtful	368	327	415	202	261
Loss	707	849	245	77	11
Total criticized loans - acquired[7]	$ 164,847	$ 187,296	$ 168,580	$ 157,617	$ 171,328

Total criticized loans[7]	$ 329,465	$ 341,757	$ 288,668	$ 283,013	$ 314,096

[7] Excludes the guaranteed portion of delinquent SBA loans as these are 100% guaranteed by the SBA.
CONTACT: Angie Yang
         SVP, Investor Relations
         213-251-2219
         angie.yang@BBCNbank.com